Exhibit 23.3

CONSENT OF
WRIGHT & COMPANY, INC.

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We consent to the references to our company in the Prospectus portion of the Registration Statement and any supplements or post-effective amendments thereto, including under the heading “Experts.”

Wright & Company, Inc.	By:	/s/ D. Randall Wright by R. D.P.
Brentwood, Tennessee		D. Randall Wright
March 17, 2009		President